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                   Kimco Realty Corporation and Subsidiaries
                 Computation of Ratio of Funds from Operations
            to Combined Fixed Charges and Preferred Stock Dividends
                     For the Year Ended December 31, 1998



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
Funds from Operations, Available to Common Stockholders            $ 153,746,542

Add:
   Interest on indebtedness                                           63,547,946
   Preferred stock dividends                                          24,653,847
   Portion of rents representative of the
     interest factor                                                   6,655,956
                                                                   -------------
                                                                     248,604,291

Adjustment for equity share in partnerships                           (2,618,549)
                                                                   -------------

       Funds from Operations, as adjusted                          $ 245,985,742
                                                                   =============


Combined fixed charges and preferred stock dividends-
   Interest on indebtedness                                        $  64,723,874
   Preferred stock dividends                                          24,653,847
   Portion of rents representative of the
     interest factor                                                   6,655,956
                                                                   -------------


        Combined fixed charges and preferred stock dividends       $  96,033,677
                                                                   =============

Ratio of Funds from Operations to Combined Fixed Charges
   and Preferred Stock Dividends                                             2.6
                                                                   =============
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